Exhibit 99b

               EDO to Acquire Huntsville-based CAS Inc;
          $185M Professional and Engineering Services Company

    NEW YORK--(BUSINESS WIRE)--July 27, 2006--EDO Corporation (NYSE:
EDO) has signed a definitive agreement to acquire CAS Inc, a privately-held company that provides engineering services, logistics support, and weapons-systems analysis to the Department of Defense.
    The purchase price of $175.6 million will include a cash payment of $170.7 million plus restricted EDO common shares valued at $4.9 million. In addition, certain senior managers will receive retention payments over a three-year period valued at $10 million.
    A portion of the cash payment will be made from EDO's current cash balance, which exceeds $100 million. The remaining amount will be financed through the company's existing, unused, $300 million credit facility provided by a bank group led by Citigroup Global Markets Inc. and Wachovia Capital Markets LLC. The transaction is expected to close in the third quarter, subject to the customary closing conditions.
    CAS is a premier full service provider based in Huntsville, Ala., a growing center for the missile-defense, aviation, and logistics programs of its largest customer, the United States Army. It has approximately 1,000 employees operating in 13 states, as well as on military bases worldwide. Revenue for the 12 months ended March 31, 2006 was $184.3 million. Revenue has grown steadily since the company's founding in 1979, with annual growth averaging more than 18 percent over the past five fiscal years. The acquisition will be immediately accretive to EDO's earnings.
    "This acquisition will significantly increase the breadth and scale of our professional and engineering services-related revenue base," said EDO Chief Executive Officer James M. Smith. EDO will benefit from a substantially increased presence with the Army, while CAS will benefit from a larger customer base and EDO's broad technical diversity and capabilities.
    "The management team at CAS is well respected within their customer community, as reflected by their impressive record of wins on all re-competed contracts over the past ten years. We expect the CAS team to play a major role along side our current Professional and Engineering Services team in executing our combined professional services operational strategy.
    "As a result of this acquisition, we see substantial new opportunities for growth," continued Smith. "We will also strengthen our ability to serve the expanding Army presence in Huntsville, where a number of operations will be consolidated as a result of base closings mandated by the 2005 Base Realignment and Closure round. This is truly an excellent opportunity for all employees of the combined organizations to excel as part of a larger, more diverse business."
    Services provided by CAS include system engineering and analysis support for theater missile defense, air defense, aviation, and land-combat missile systems. A prominent example is the company's support of the PATRIOT missile program. The current PATRIOT support contract, valued at $377 million, was awarded in October 2003 and extends until October 2008.
    In 2005 CAS won the Army's Aviation and Missile Command (AMCOM) Expedited Professional and Engineering Support Services (EXPRESS) competition in the "Programmatic" domain. EXPRESS is a contractual vehicle that enables AMCOM to acquire qualified, cost-effective services in a timely and efficient manner. This significant win will allow the company to continue as a premier systems-engineering and technical-assistance contractor providing support to projects at Redstone Arsenal.
    CAS had a funded backlog of $147 million, plus unfunded contracts and unexercised options of approximately $750 million, as of its latest fiscal year ended March 31. The company will become part of EDO's Engineered Systems and Services reporting segment.
    BB&T Capital Markets | Windsor Group acted as the exclusive financial advisor to CAS, Inc. in this transaction.

    About EDO Corporation

    EDO Corporation designs and manufactures a diverse range of products for defense, intelligence, and commercial markets. Major product groups include: Professional and Engineering Services, Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, and Integrated Composite Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.
    With headquarters in New York, EDO Corporation (www.edocorp.com) employs 3,000 people worldwide. The company was founded in 1925 and had revenues of $648 million in 2005.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenue and revenue growth, future earnings, and anticipated financing arrangements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products and services, product mix, the timing of customer orders and deliveries, the impact of competitive products and services and pricing, and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    CONTACT: EDO Corporation
             Investor Relations:
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com
             or
             Corporate Communications:
             Sara Banda, 212-716-2071
             media@edocorp.com